Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT originally entered into on the 6th day of December, 2018, by and between The Bank of Princeton (“TBOP”), a banking corporation organized under the laws of the state of New Jersey, and Daniel O’Donnell (the “EMPLOYEE”) and subsequently amended December 18, 2019, is hereby amended and restated in its entirety to add Princeton Bancorp, Inc., the parent bank holding company of TBOP (“Company”), as a party to this Agreement effective June 21, 2023 (“Effective Date”)..

BACKGROUND

A. TBOP and the Company desire to continue to employ the EMPLOYEE and the EMPLOYEE is willing to serve on the terms and conditions herein provided.

B. In order to effect the foregoing, the parties hereto desire to enter into this employment agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. TBOP and the Company hereby continue to employ the EMPLOYEE, and the EMPLOYEE hereby agrees to serve TBOP and the Company, on the terms and conditions set forth herein.

2. Term of Agreement.

(a) Except as otherwise provided herein, the term of this Agreement shall include: (i) the period commencing on the Effective Date and ending December 31, 2025, plus (ii) any and all extensions of the term made pursuant to paragraphs (b) and (c) of this Section 2 (the “Term”).

(b) Beginning on December 31, 2023, and on or around each December 31st thereafter, the term of this Agreement shall be extended by one (1) year, so that, at the time of such extension, the term of the Agreement shall be for a period of three (3) years. Notwithstanding the foregoing, TBOP, the Company or the EMPLOYEE may elect to terminate the automatic annual extension of the Term in this paragraph (b) by giving written notice of such election. Any notice given hereunder shall be effective as of the date such notice of nonrenewal is given and the Term shall be fixed at that time.

(c) Notwithstanding paragraph (b) of this Section 2, in the event of a Change in Control, the Term shall not end before the first anniversary of such Change of Control; provided, however, this sentence shall apply only to the first Change of Control to occur while this Agreement is in effect.

(d) Nothing in this Agreement shall mandate or prohibit a continuation of the EMPLOYEE’S employment following the expiration of the Term upon such terms and conditions as TBOP, the Company and the EMPLOYEE may mutually agree.

(e) Effective upon the termination of the EMPLOYEE’S employment with TBOP or the Company, the EMPLOYEE shall resign as a director of TBOP and the Company, unless continued service as a director of TBOP or the Company is requested in writing by the Board of Directors. For purposes of this Agreement, all references to Board of Directors shall mean both the Company and TBOP boards of directors.

3. Position and Duties. The EMPLOYEE shall serve as the Executive Vice President, Chief Operating Officer and Assistant Secretary of TBOP and Executive Vice President, Chief Operating Officer and Assistant Secretary of the Company. EMPLOYEE shall report directly to the respective Boards of Directors. In addition, the EMPLOYEE shall serve in such capacity, with respect to each Subsidiary or affiliated company, as the Board of Directors of each such Subsidiary or affiliated company shall designate from time to time. During the Term, the EMPLOYEE shall devote substantially all of his working time and efforts to the business and affairs of TBOP, the Company and affiliated companies; provided, however, that nothing herein shall be construed as precluding him from devoting a reasonable amount of time to civic, charitable, trade association, and similar activities, to the extent participation in these activities do not conflict with the EMPLOYEE’S obligations to TBOP and the Company or interfere with the EMPLOYEE’S responsibilities under this Agreement.

4. Compensation and Related Matters. Unless otherwise determined by the Company board of directors, all payments and benefits provided in this Agreement shall be paid or provided solely by TBOP. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed so as to result in the duplication of any payment or benefit. Unless otherwise determined by the Company board of directors, the Company’s sole obligation under this Agreement shall be to unconditionally guarantee the payment and provision of all amounts and benefits due hereunder to EMPLOYEE, and the affirmative obligations of the Company as set forth at Section 18, herein, with respect to Indemnification, and, if such amounts and benefits due from TBOP are not timely paid or provided by TBOP, such amounts and benefits shall be paid or provided by the Company.

(a) Base Compensation. During the Term, TBOP shall pay to the EMPLOYEE annual base compensation at a rate not less than $500,000 (“Annual Salary”). The Board of Directors of TBOP or the Joint Compensation/HR Committee of the Board of Directors shall periodically review the EMPLOYEE’S employment performance, in accordance with policies generally in effect from time to time, for possible merit or cost-of-living increases and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases. Except for a reduction which is proportionate to a bank-wide reduction in officer pay, the annual base compensation paid to the EMPLOYEE in any period shall not be less than his Annual Salary as of the Effective Date. The frequency and manner of payment of the EMPLOYEE’S Annual Salary shall be in accordance with TBOP’s payroll practices from time to time in effect. Nothing herein shall be construed as precluding the EMPLOYEE from entering into any salary reduction or deferral plan or arrangement during the Term. The amounts set forth in the first sentence of this subparagraph (a) shall be pro-rated to the extent such period is less than a year.

(b) Incentive Compensation. During the Term, the EMPLOYEE shall be eligible to participate in all incentive plans, equity plans, and similar arrangements maintained by TBOP for its executive officers on a basis and at award levels consistent and commensurate with the EMPLOYEE’S position and duties hereunder.

(c) Employee Benefit Plans and Other Plans or Arrangements. The EMPLOYEE shall be eligible to participate in all Employee Benefit Plans of TBOP on the same basis as other executive officers of TBOP. In addition, the EMPLOYEE shall be entitled to participate in and enjoy any other plans and arrangements which provide for sick leave, vacation, sabbatical, or personal days, club memberships and dues, education payment or reimbursement, business-related seminars, and similar fringe benefits provided to or for the executive officers of TBOP from time to time.

(d) Expenses. During the Term, the EMPLOYEE shall be entitled to receive prompt reimbursement for all reasonable and customary expenses, including transportation expenses, incurred by him in performing services hereunder in accordance with the general policies and procedures established by TBOP.

5. Termination By Reason of Disability.

(a) In General. In the event the EMPLOYEE becomes unable to perform his duties on a full-time basis by reason of the occurrence of his Disability and, within 30 days after a Notice of Termination is given, he shall not have returned to the full-time performance of such duties, his employment may be terminated by TBOP or the Company, provided, however, that, if EMPLOYEE’S Disability occurs after EMPLOYEE delivers a Notice of Termination for Good Reason, EMPLOYEE shall nevertheless be absolutely entitled to receive all of the compensation and benefits provided in Section 9 hereof.

(b) Compensation and Benefits upon Expiration of Remaining Term. This Agreement shall terminate following the EMPLOYEE’S termination for Disability, provided, however, the EMPLOYEE shall be entitled to receive the compensation and benefits provided under the terms of any long-term disability plan of TBOP in effect on the Date of Termination.

6. Termination By Reason of Death. This Agreement shall terminate in the event of the EMPLOYEE’S death during the Term, provided, however, the EMPLOYEE’S beneficiary(ies) shall be entitled to such benefits as otherwise provided by TBOP as are effective on the date of his death, provided, however, that, if the EMPLOYEE dies after EMPLOYEE delivers a Notice of Termination for Good Reason, the EMPLOYEE’S estate shall nevertheless be absolutely entitled to receive all of the compensation and benefits provided in Section 9 hereof.

7. Termination by TBOP or the Company for Cause.

(a) In General. In the event TBOP or the Company terminates the EMPLOYEE’S employment for Cause, TBOP or the Company shall deliver a Notice of Termination to the EMPLOYEE which specifies a Date of Termination which, in the employer’s discretion, may be the same date as the Notice of Termination.

(b) Compensation. On and after the Date of Termination, EMPLOYEE shall have no further rights under this Agreement, except that at the end of the payroll period after the EMPLOYEE’S termination under Subparagraph (a), TBOP shall pay him, in one lump sum, his accrued but unpaid base compensation and vacation time/paid time off earned through the Date of Termination.

8. Termination by the EMPLOYEE without Good Reason

(a) In General. In the event the EMPLOYEE terminates his employment without Good Reason, the EMPLOYEE shall deliver a Notice of Termination to TBOP and the Company which specifies a Date of Termination not less than 30 days following the date of such notice.

(b) Compensation. On and after the Date of Termination, the EMPLOYEE shall have no further rights under this Agreement, except that at the end of the payroll period after the EMPLOYEE’S termination under Subparagraph (a), TBOP shall pay him, in one lump sum, his accrued but unpaid base compensation and vacation time/paid time off earned through the Date of Termination.

9. Involuntary Termination without Disability or Cause or Voluntary Termination by the EMPLOYEE for Good Reason.

(a) In General. In the event TBOP or the Company terminates the EMPLOYEE’S employment for any reason other than Disability or Cause, TBOP or the Company shall deliver a Notice of Termination to the EMPLOYEE which specifies a Date of Termination not less than 30 days following the date of such notice. In the event that the EMPLOYEE intends to terminate his employment for Good Reason, then at the option of the EMPLOYEE, exercisable by him within ninety (90) days after the occurrence of the condition constituting Good Reason, the EMPLOYEE may resign from employment under this Agreement by delivering a Notice of Termination to TBOP, the Company or its successor which specifies a Date of Termination not less than 30 days following the date of such notice, provided, however, that TBOP, the Company or its successor shall be given thirty (30) days from the day it receives the Notice of Termination to remedy such condition.

(b) Compensation and Benefits after Termination. In the event of the termination of EMPLOYEE’S employment under Subparagraph (a), the EMPLOYEE shall be entitled to receive the following payments and benefits.

(i) The EMPLOYEE shall receive a lump sum cash payment equal to two (2) times: (A) the EMPLOYEE’S Annual Salary then in effect, plus (B) the average of the three (3) highest annual cash or stock bonuses paid to the EMPLOYEE under a short-term incentive program maintained by TBOP or the Company during the Term. A portion of the severance payment received in connection with a Change in Control which is classified as payment of reasonable compensation for purposes of Section 280G of the Code shall be allocated to the restrictive covenants noted in Section 13.

(ii) In addition to the cash payment provided under Subparagraph (b)(i) of this Section 9, the EMPLOYEE and his eligible dependents shall be entitled to continue to participate at the same aggregate benefit levels for eighteen (18) months and at no out-of-pocket or tax cost to the EMPLOYEE, in the medical benefit plan in which the EMPLOYEE was a participant immediately prior to the Date of Termination, to the extent permitted under the terms of such plans and applicable law. To the extent TBOP is unable to provide for continued participation in the medical benefit plan, it shall provide an equivalent benefit directly at no out-of-pocket or tax cost to the EMPLOYEE. For purposes of the preceding two sentences, TBOP shall be deemed to have provided a benefit at no tax cost to the EMPLOYEE if it pays an additional amount to the EMPLOYEE or on his behalf, with respect to those benefits which would otherwise be nontaxable to the EMPLOYEE.

(c) Earlier Cessation of Medical Benefits. Notwithstanding the provisions of Subparagraph 9(b), TBOP shall not be required to provide, at its cost, the medical benefits covered by Subparagraph 9(b)(ii) after the later of (i) the attainment by the EMPLOYEE and his spouse (if any) of age 65, or (ii) the date specified in the relevant plan document for benefit termination (assuming that he was employed until the normal retirement date, if any, specified in such document).

(d) Death during Remaining Period of Payment. In the event the EMPLOYEE dies during the period of payment following the Date of Termination without Disability or Cause and the EMPLOYEE is survived by his spouse, the compensation and benefits required to be paid and provided under Subparagraph (b) shall be unaffected by his death and shall be paid and provided to the EMPLOYEE’S spouse or on her behalf; provided that TBOP shall not be required to provided continued medical benefits with respect to her deceased husband; and provided further, that in no event shall TBOP be required to provide, at its cost, the medical benefits described in Subparagraph 9(b)(ii) to such spouse and her eligible dependents after the earlier of (x) his death, or (y) the later of (I) his attainment of age 65, or (II) the date specified in the relevant plan document for benefit termination (assuming that the EMPLOYEE was employed until the normal retirement date, if any, specified in the document).

10. Limitations on Payments.

Notwithstanding any contrary provisions in any plan, program or policy of TBOP or the Company, if all or any portion of the compensation or benefits payable under this Agreement, either alone or together with other payments and benefits that the EMPLOYEE receives or is entitled to receive from TBOP and the Company, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code. TBOP shall reduce the EMPLOYEE’S payments and benefits payable under this Agreement to the extent necessary so that no portion thereof, after the application of all reasonable exceptions permitted under the Code, shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit to the EMPLOYEE shall exceed the net after-tax benefit if such reduction were not made. “‘Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to the EMPLOYEE under this Agreement, plus (ii) all other payments and benefits which the EMPLOYEE receives or is then entitled to receive from TBOP or the Company that, alone or in combination with the payments and benefits payable under this Agreement, would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the EMPLOYEE (based upon the rate in effect for such year as set forth in the Code at the time of the payment under this Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The parachute payments reduced shall first be the payments under Section 9, and then any other parachute payments. Within any of these categories, a reduction shall occur first with respect to amounts that are not deemed to constitute a “deferral of compensation” within the meaning of and subject to Code Section 409A (“Nonqualified Deferred Compensation”) and then with respect to amounts that are treated as Nonqualified Deferred Compensation, with such reduction being applied in each case to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments. All determinations required to be made under this Section 10 shall be made by an independent accounting firm, law firm or compensation consultant, agreed upon by the EMPLOYEE and TBOP. All fees and expenses incurred in connection with the calculation required under this Section 10 shall be borne solely by TBOP.

11. Withholding Taxes. All compensation and benefits provided for herein shall, to the extent required by law, be subject to federal, state, and local tax withholding.

12. Confidential Information. The EMPLOYEE agrees that during and subsequent to his employment with TBOP and the Company, he will not, at any time, communicate or disclose to any unauthorized person, without the written consent of TBOP or the Company, any proprietary or other confidential information concerning TBOP, the Company or any Subsidiary or affiliate thereof; provided, however, that the obligations under this paragraph shall not apply to the extent that such matters (a) are disclosed in circumstances where the EMPLOYEE is legally obligated to do so, or (b) become generally known to and available for use by the public otherwise than by his wrongful act or omission; and provided further, that he may disclose any knowledge of insurance, financial, legal and economic principles, concepts and ideas which are not solely and exclusively derived from the business plans and activities of TBOP and the Company.

13. Covenants Not to Compete or to Solicit.

(a) Noncompetition. During the Term and for a period of 6 months after the Date of Termination (the “Noncompetition Period”), the EMPLOYEE shall not, without the written consent in writing of the Boards of Directors, become an officer, employee, agent, partner, consultant, member, director, or a four and nine-tenths percent or greater shareholder or equity owner of any entity engaged in the banking or lending business within any county in which TBOP or the Company has a branch, administrative office or loan production office. If at the time of the enforcement of this paragraph a court holds that the duration, scope, or area restrictions stated herein are unreasonable under the circumstances then existing and, thus, unenforceable, TBOP,the Company and the EMPLOYEE agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area.

(b) Nonsolicitation. During his employment and the Noncompetition Period, the EMPLOYEE shall not, whether on his own behalf or on behalf of any other individual or business entity, solicit, endeavor to entice away from TBOP, the Company a Subsidiary or any affiliated company, or otherwise interfere with the relationship of TBOP, the Company, a Subsidiary, or any affiliated company with any person who is, or was within the then most recent 12 month period, an employee or associate thereof.

(c) Extension of Noncompetition Period. The Noncompetition Period shall be automatically extended by the length of time (if any) in which the EMPLOYEE is in violation of any of the terms of this Paragraph 13.

14. Additional Equitable Remedy. The EMPLOYEE acknowledges and agrees that TBOP’s remedy at law for a breach or a threatened breach of the provisions of Paragraphs 12 and 13 would be inadequate; and, in recognition of this fact, in the event of such a breach or threatened breach by him, it is agreed that TBOP shall be entitled to request equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available. Nothing in this paragraph shall be construed as prohibiting TBOP from pursuing any other remedy available under this Agreement for such a breach or threatened breach.

15. Legal Fees. TBOP shall reimburse the EMPLOYEE for all reasonable legal fees and expenses he may incur in seeking to obtain or enforce any right or benefit provided by this Agreement, but only with respect to such claim or claims upon which EMPLOYEE prevails. Such payments shall be made within fourteen (14) days after delivery of EMPLOYEE’s written request for payment accompanied with such evidence of fees and expenses incurred as TBOP may reasonably require.

16. Related Agreements. Except as may otherwise be provided herein, to the extent that any provision of any other agreement between TBOP, the Company and the EMPLOYEE shall limit, qualify, duplicate, or be inconsistent with any provision of this Agreement, the provision in this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

17. Exclusive Rights and Remedy. Except for any explicit rights and remedies the EMPLOYEE may have under any other contract, plan or arrangement with TBOP and the Company, the compensation and benefits payable hereunder and the remedy for enforcement thereof shall constitute his exclusive rights and remedy in the event of his termination of employment.

18. Director and Officer Liability Insurance; Indemnification. TBOP and the Company shall provide the EMPLOYEE (including his heirs, executors, and administrators) with the maximum coverage permitted under its directors’ and officers’ liability insurance policy, at TBOP’s expense, and shall indemnify him (and his heirs, executors, and administrators) as an employee and/or officer of TBOP and the Company to the fullest extent permitted under Federal, Pennsylvania and New Jersey law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been an e employee and/or officer of TBOP, the Company or any Subsidiary or affiliated company (whether or not he continues to be such an officer at the time of incurring such expenses or liabilities). Such expenses and liabilities shall include, but not be limited to, judgments, court costs, and attorneys’ fees, and the costs of reasonable settlements.

19. Cooperation and Non-Disparagement. EMPLOYEE agrees that he shall not make any disparaging, negative or critical comments regarding TBOP, or any Subsidiary or affiliated company either during his employment by TBOP and the Company, or thereafter. EMPLOYEE agrees to cooperate fully with TBOP and the Company in connection with any claims, suits, charges or causes of action that have been brought, or may be brought in the future, against TBOP or the Company in which EMPLOYEE possesses information relevant to such claims, suits, charges or causes of action, which shall include, but not be limited to, making himself available, within reason, for interviews, depositions and testimony, as needed or requested by TBOP or the Company.

20. Notices. Any notice required or permitted under this Agreement shall be sufficient if it is in writing and shall be deemed given (i) at the time of personal delivery to the addressee, or (ii) at the time sent certified mail, with return receipt requested, addressed as follows:

If to the EMPLOYEE:	The address provided in the personnel
file of TBOP.

If to TBOP:	The Bank of Princeton
183 Bayard Lane
Princeton, NJ 08540
Attention: Chair, Board of Directors

If to Company:	Princeton Bancorp, Inc.
183 Bayard Lane
Princeton, NJ 08540
Attention: Chair, Board of Directors

The name or address of any addressee may be changed at any time and from time to time by notice similarly given.

21. No Waiver. The failure by any party to this Agreement at any time or times hereafter to require strict performance by any other party of any of the provisions, terms, or conditions contained in this Agreement shall not waive, affect, or diminish any right of the first party at any time or times thereafter to demand strict performance therewith and with any other provision, term, or condition contained in this Agreement. Any actual waiver of a provision, term, or condition contained in this Agreement shall not constitute a waiver of any other provision, term, or condition herein, whether prior or subsequent to such actual waiver and whether of the same or a different type. The failure of TBOP or the Company to promptly terminate the EMPLOYEE’S employment for Cause or the EMPLOYEE to promptly terminate his employment for Good Reason shall not be construed as a waiver of the right of termination, and such right may be exercised at any time following the occurrence of the event giving rise to such right.

22. Survival. Notwithstanding the nominal termination of this Agreement and the EMPLOYEE’S employment hereunder, the provisions hereof which specify continuing obligations, compensation and benefits, and rights (including the otherwise applicable term hereof) shall remain in effect until such time as all such obligations are discharged, all such compensation and benefits are received, and no party or beneficiary has any remaining actual or contingent rights hereunder.

23. Severability. In the event any provision in this Agreement shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining provisions hereof, and this Agreement shall be construed, administered and enforced as though such illegal or invalid provision were not contained herein.

24. Binding Effect and Benefit. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of TBOP, the Company and the executors, personal representatives, surviving spouse, heirs, devisees, and legatees of the EMPLOYEE. TBOP or the Company may assign this Agreement in the event of a sale, merger, consolidation or transfer of all or substantially all of its business and assets.

25. Entire Agreement. This Agreement embodies the entire agreement among the parties with respect to the subject matter hereof, and it supersedes and replaces any prior written or oral agreements between the parties to this Agreement.

26. Captions. The captions of the several paragraphs and subparagraphs of this Agreement have been inserted for convenience of reference only. They constitute no part of this Agreement and are not to be considered in the construction hereof.

27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed one and the same instrument which may be sufficiently evidenced by any one counterpart.

28. Applicable Law. Except to the extent preempted by federal law, the provisions of this Agreement shall be construed, administered, and enforced in accordance with the domestic internal law of the State of New Jersey without reference to its laws regarding conflict of laws. Each party hereby agrees that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts or arbitration proceeding in the State of New Jersey and specifically waives any and all objections to such jurisdiction and venue.

29. Regulatory Matters. The obligations of TBOP under this Agreement shall in all events be subject to any required limitations or restrictions imposed by or pursuant to the Federal Deposit Insurance Act as the same may be amended from time to time. For the avoidance of doubt, any payments made to EMPLOYEE pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

30. Code Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the EMPLOYEE’S separation from service within the meaning of Section 409A of the Code, TBOP’s stock is publicly traded on an established securities market or otherwise and TBOP determines that the EMPLOYEE is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the EMPLOYEE becomes entitled to under this Agreement on account of the EMPLOYEE’s separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the IRC as a result of the application of Section 409A(a)(2)(B) (i) of the IRC, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the EMPLOYEE’s separation from service, or (ii) the EMPLOYEE’S death. The first installment payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment. To the extent that the foregoing applies to the provision of any ongoing medical benefits to the EMPLOYEE that would not be required to be delayed if the premiums therefore were paid by the EMPLOYEE, the EMPLOYEE shall pay the full costs of premiums for such medical benefits during the six-month period and TBOP shall pay the EMPLOYEE an amount equal to the amount of such premiums paid by the EMPLOYEE during the six-month period within ten (10) days after the conclusion of such period.

(b) Solely for purposes of Section 409A of the IRC, each installment payment of severance is considered a separate payment.

(c) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by TBOP or incurred by the EMPLOYEE during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the IRC, and to the extent that such payment or benefit is payable upon the EMPLOYEE’S termination of employment, then such payments or benefits shall be payable only upon the EMPLOYEE’S “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation § 1.409A-l(h).

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement, or caused it to be executed, as of the date first above written.

/s/ Daniel O’Donnell
DANIEL O’DONNELL

THE BANK OF PRINCETON

By:	/s/ Richard Gillespie
On behalf of the Board of Directors

PRINCETON BANCORP, INC.

By:	/s/ Richard Gillespie
On behalf of the Board of Directors

GLOSSARY

“Board of Directors” or “Board” means collectively the board of directors of TBOP and the Company.

“Cause” means (i) a documented repeated and willful failure by the EMPLOYEE to perform his duties, but only after written demand, (ii) his final conviction of a felony, (iii) conduct by him which constitutes moral turpitude which is directly and materially injurious to TBOP or any Subsidiary or affiliated company, including but not limited to the Company (iv) willful material violation of corporate policy, or (v) the issuance by the regulator of TBOP or any Subsidiary or affiliated company, including but not limited to the Company, of an unappealable order to the effect that he be permanently discharged.

For purposes of this definition, no act or failure to act on the part of the EMPLOYEE shall be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the best interest of TBOP or any of their Subsidiaries or affiliated companies, including but not limited to the Company.

“Change in Control” means the occurrence of any of the following events:

(a) if any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more (the “CIC Percentage”) of the combined voting power of the Company’s then-outstanding securities; provided, however, that if such Person first obtains the approval of the Company board of directors to acquire the CIC Percentage, then no Change in Control shall be deemed to have occurred unless and until such Person obtains a CIC Percentage ownership of the combined voting power of the Company’s then-outstanding securities without having first obtained the approval of the Company board of directors; or

(b) if any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing greater than 50% of the combined voting power of the Company’s then-outstanding securities, whether or not the Company board of directors shall have first given its approval to such acquisition; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constitute the Company board of directors (the “Incumbent Directors”) cease for any reason to constitute a majority of the Company board of directors; provided, however, that any new directors whose election, nomination for election by the Company’s stockholders or appointment was approved by a vote of at least one-half of the directors then still in office who either were directors at the beginning of the period or whose election, nomination or appointment was previously so approved shall be considered Incumbent Directors; and further provided, however, that no individual shall be considered an Incumbent Director if such individual’s election, nomination or appointment to the Company board of directors was in connection with an actual or threatened “election contest” (as described in Rule 14a-12(c) under the Exchange Act) with respect to the election or removal of directors (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company board of directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any such Election Contest or Proxy Contest; or

G-1

(d) the consummation of a merger or consolidation of the Company with any other corporation; provided, however, a Change in Control shall not be deemed to have occurred: (i) if such merger or consolidation would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) either directly or indirectly more than 50% of the combined voting power of the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportion as their ownership immediately prior to the merger or consolidation, or (ii) if the corporate existence of the Company is not affected and following the merger or consolidation, the directors of the Company prior to such merger or consolidation constitute at least a majority of the board of directors of the Company or the entity that directly or indirectly controls the Company after such merger or consolidation; or

(e) the sale or disposition by the Company of all or substantially all the Company’s assets provided, however, that in no event shall a reorganization of the Company or TBOP solely within its corporate structure constitute a Change in Control.

“Date of Termination” means:

(a) if the EMPLOYEE’S employment is terminated for Disability, 30 days after the Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such 30-day period);

(b) if the EMPLOYEE’S employment terminates by reason of his death, the date of his death;

(c) if the EMPLOYEE’S employment is terminated involuntarily for Cause, the date of termination specified in the Notice of Termination and determined in accordance with Paragraph 8(a);

(d) if the EMPLOYEE’S employment is terminated by him, the date of termination specified in the Notice of Termination and determined in accordance with Paragraph 9(a); provided, however that the Date of Termination shall mean the actual date of termination in the event the parties mutually agree to a date other than that described above.

“Disability” has the meaning ascribed to the term “permanent and total disability” in Section 22(e)(3) of the IRC.

“Employee Benefit Plan” has the meaning ascribed to such term in Section 3(3) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and as the same may be amended from time to time.

G-2

“Good Reason” means the EMPLOYEE’S separation from service within two (2) years following the initial existence of one or more of the following conditions arising without the consent of the EMPLOYEE:

(a) A material diminution in the EMPLOYEE’S base compensation;

(b) A material diminution in the EMPLOYEE’S authority, duties, or responsibilities;

(c) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the EMPLOYEE is required to report, including a requirement that the EMPLOYEE report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation);

(d) A material diminution in the budget over which the EMPLOYEE retains authority; or

(e) A relocation of the EMPLOYEE’S principal office to a location more than 50 miles away from the location at which the EMPLOYEE must perform the services.

“Incumbent Board” means the Board of Directors of TBOP as constituted at any relevant time.

“IRC” or the “Code” means the Internal Revenue Code of 1986, as amended and as the same may be amended from time to time.

“Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the EMPLOYEE’S employment under the provision so indicated, and (iii) gives the required advance notice of termination.

“Person” has the same meaning as such term has for purposes of Sections 13(d) and 14(d) of the 1934 Act.

“Subsidiary” means any business entity of which a majority of its voting power or its equity securities or equity interests is owned, directly or indirectly by the Company.

G-3